UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2014

Commission File Number

001-34581

Kraton Performance Polymers, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-0411521
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15710 John F. Kennedy Blvd., Suite 300

Houston, TX 77032

(Address of principal executive offices, including zip code)

281-504-4700

(Registrant’s telephone number, including area code)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

G. Scott Lee, Vice President – Operations of Kraton Performance Polymers, Inc. (the “Company”) and a named executive officer, is leaving the Company pursuant to the mutual agreement of Mr. Lee and the Company. Following a transition period, Mr. Lee will leave the Company in the first quarter 2015. Subject to the satisfaction of the conditions contained therein, Mr. Lee will receive the severance benefits and entitlements set forth in the Company’s applicable plans and policies.

Item 8.01	Other Events.

Stephen W. Duffy, Vice President, General Counsel and Secretary of the Company is leaving such position with Company effective December 15, 2014 pursuant to the mutual agreement of Mr. Duffy and the Company. Mr. Duffy will remain in the employ of the Company through a transition period ending in the first quarter 2015. Subject to the satisfaction of the conditions contained therein, Mr. Duffy will receive the severance benefits and entitlements set forth in the Company’s applicable plans and policies.

James L. Simmons will assume the position of Vice President, General Counsel and Secretary on December 16, 2014. Mr. Simmons joined the Company in January 2010, assuming roles of increasing responsibility, including most recently the position of Deputy General Counsel. Prior to his appointment, from 2004 to 2010, Mr. Simmons served in a number of roles in the legal department of HCC Insurance Holdings, Inc., including as Vice President & Corporate Secretary. Mr. Simmons previously was an associate with Haynes and Boone, LLP and Porter & Hedges LLP. Mr. Simmons earned B.A. and M.A. degrees from Stephen F. Austin State University and his J.D. degree from the University of Houston Law Center.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kraton Performance Polymers, Inc.

Date: November 3, 2014	By:	/s/ Stephen E. Tremblay
Stephen E. Tremblay
Vice President & CFO